Exhibit 99.1

GLOBAL MOBILETECH, INC AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
PROFORMA CONSOLIDATED BALANCE SHEETS

	March 31, 2010		Adjustments	Pro Forma
	(Unaudited)			(Unaudited)

ASSETS
Current Assets :
Cash	$206		$-	$206
Total current assets	206		-	206

Other Assets :
Mining properties - Available for sale in 2010	40,000		-	40,000
License Agreement	500,000	(a)	500,000	1,000,000
Less : Accumulated amortization	(2,083)			(2,083)
Total other assets	537,917		500,000	1,037,917

Total Assets	$538,123		$500,000	$1,038,123

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities :
Accounts payable - Trade	$21,690	(a)	$150	$21,840
Accrued liabilites	5,927		-	5,927
License agreement payable	500,000		-	500,000
Due to related party	4,000		-	4,000
Notes payable	18,000		-	18,000
Total current liabilities	549,617		150	549,767

Total liabilities	549,617		150	549,767

Commitments and Contingencies

Stockholders' Equity (Deficit) :
Preferred stock at $.001 par value: 10,000,000 shares authorized no shares issued or outstanding	-			-
Common stock at $0.001 par value: 100,000,000 shares authorized, 2,519,000 shares issued and outstanding	1,750	(a)	769	2,519
Additional paid-in capital	181,050	(a)	499,081	680,131
Accumulated (deficit) during the exploration stage	(194,294)			(194,294)

Total stockholders' equity (deficit)	(11,494)		499,850	488,356

Total Liabilities and Stockholders' Equity	$538,123		$500,000	$1,038,123

(a)  On July 7, 2010, Global MobileTech, Inc. ("GMT") issued 769,000 shares of its common stock to VyseTECH Asia Sdn Bhd ("VTA") pursuant to a licensing  agreement whereby Info-Accent Sdn Bhd ("IASB"), a wholly owned subsidiary of GMT, acquired a exclusive five year license to market and distribute products and services owned by VTA in Asia.